EXHIBIT 10.5

ADDENDUM TO

TECHNOLOGY TRANSFER AND LICENCE AGREEMENT

This Addendum to the Technology Transfer and License Agreement (the "Agreement") is made and effective on June 29th, 2015; and supersede the previous addendum dated on December 12th 2014.

BETWEEN: SWISS WATER TECH R&D SA (the "Licensor"), a corporation organized and existing under the laws of the Neuchatel Switzerland, with its head office located at: Puits Godet 6A - 2000 Neuchatel Switzerland.

AND:          EUROSPORT ACTIVE WORLD CORP (EAWC TECHNOLOGIES) (Licensee), a corporation organized and existing under the laws of the Miami Florida, with its head office located at: 2000 Ponce de Leon Blvd., 6th Floor- 33134 Miami Florida USA

1.	FOR TECHNOLOGY TRANSFER AND LICENCE AGREEMENT AS DESCRIBED ON SIGNED AGREEMENT

That for the consideration of EAWC Operations needs and covenants adherence on the part of the Licensor; accepted to amend the following articles:

Article No. 3 - Technology-

Alternative B. As to granted license in an exclusively agreement for the applications & technologies identified by EAWC Water and Energy Supply operations.

Article No, 4 - Exclusivity

The Licenses of Patents and trademarks shall become exclusive. The Licensor may not exploit the said licenses itself, commercialize the products under license, and would not grant licenses to third parties for those applications and technologies identified by EAWC Water and Energy Supply operations, in the territory described in the signed agreement of 1st. February 2013 for the duration of the same. It shall also not to be entitled to enter into agreements granting the know-how related to the said licenses. No technologies will be sold or granted to direct competitors of EAWC even if they are located in other regions where EAWC is not active, with out the previous agreement from EAWC.

Article No. 7 - Front-end fee

The article should read as follows: In exchange for the use of the new developed system's & concept's, license of patent and trademark, the Licensee shall pay the Licensor 6 Millions EAWD common shares as front fee- This shall be paid on the signing of the agreement and shall not be returnable. Every 12-month, after signature of the contract. EAWC (The Licensee) agree to pay 5 Million USD (Five Million Dollars) the licensor SWATE for the use and transfer of the new developed technologies. Plus 5% of the revenue as royalty fee for the technology service of SWATE.

Article No. 8 - Royalties

Article No. 9 - Minimum Royalties

As indicated in the correspondence dated on April 15th, 2015,further careful review of the current market development by EAWC and the unforeseen delays for the conclusion of the sales contracts, was confirmed the relinquishing and suspension of the Royalties and minimum royalties due for years 2014 and 2015.

New meeting should have place in January 2016 to review the forecast sales of EAWC and the terms and conditions of the agreement in reference.

Article No. 10 - Date for payment of royalties

This article stays disable until further conclusions from the meeting that should have place in January 2016.

Article No. 11- Currency for payment of royalties

The currency of payments should be in USD from 1st, January 2014 where payments are to be paid monthly, quarterly or annually. This addendum becomes part of the entire Technology transfer and License agreement between the parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Licensor	Licensee

Authorized Signature	Authorized Signature
Project Manager	Ralph Hofmeier - EAWC - CEO